EXHIBIT 10.28

Execution Copy

PURCHASE AGREEMENT

BY AND AMONG

GIP-A HOLDING (CHK), L.P.,

GIP-B HOLDING (CHK), L.P.

AND

GIP-C HOLDING (CHK), L.P.

AS SELLERS

AND

THE WILLIAMS COMPANIES, INC.

AS BUYER

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TABLE OF CONTENTS (continued)

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TABLE OF CONTENTS (continued)

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TABLE OF CONTENTS (continued)

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TABLE OF CONTENTS (continued)

EXHIBITS AND SCHEDULES

Exhibit A	Definitions; Rules of Interpretation

Schedule 1.01	Seller Subject Interests / Purchase Price Allocation

Schedule 2.01	Sellers Knowledge Persons

Schedule 2.02	Buyer Knowledge Persons

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of December 11, 2012, is entered into by and among GIP-A Holding (CHK), L.P. (“GIP-A”), a Delaware limited partnership, GIP-B Holding (CHK), L.P. (“GIP-B”), a Delaware limited partnership and GIP-C Holding (CHK), L.P. (“GIP-C”), a Delaware limited partnership (each a “Seller” and collectively, the “Sellers”) and The Williams Companies, Inc., a Delaware corporation (the “Buyer”).

WHEREAS, the Sellers own (i) 34,538,061 Subordinated Units (as defined herein) of Access Midstream Partners, L.P., a Delaware limited partnership (such entity, the “Partnership” and such Subordinated Units, the “Seller Subordinated Units”), and (ii) 500 AMV Units (as defined herein) of Access Midstream Ventures, L.L.C., a Delaware limited liability company (such entity, “AMV” and such AMV Units, the “Seller AMV Units” and together with the Seller Subordinated Units, the “Subject Interests”), in each case, held by the Sellers as set forth on Schedule 1.01;

WHEREAS, the Buyer desires to purchase the Subject Interests from the Sellers and the Sellers desire to sell the Subject Interests to the Buyer, in each case, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Partnership is entering into a Unit Purchase Agreement with Chesapeake Midstream Development, L.L.C. (the “CMO Purchase Agreement”) pursuant to which the Partnership would, subject to the terms and conditions set forth in the CMO Purchase Agreement, acquire all of the issued and outstanding equity interest in Chesapeake Midstream Operating, L.L.C. (such transaction, the “CMO Disposition”); and

WHEREAS, concurrently with the execution of the CMO Purchase Agreement, GIP II Hawk Holdings Partnership, L.P. (“GIP II Hawk Holdings”), the Buyer and the Partnership are entering into a Subscription Agreement (the “ACMP Subscription Agreement”), pursuant to which the Buyer and GIP II Hawk Holdings would, subject to the terms and conditions set forth in the ACMP Subscription Agreement, acquire from the Partnership additional equity interests in the Partnership (such transaction, the “ACMP Equity Issuance”).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Sellers hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement have the meanings set forth in Section 1.01 of Exhibit A.

Section 1.02 Rules of Interpretation. Unless expressly provided to the contrary in this Agreement, this Agreement shall be interpreted in accordance with the provisions set forth in Section 1.02 of Exhibit A.

ARTICLE II

SALE AND PURCHASE

Section 2.01 Sale and Purchase.

(a) Subject to the terms and conditions of this Agreement, at the Closing, the Sellers hereby agree to sell to the Buyer, and the Buyer hereby agrees to purchase from the Sellers, the Subject Interests and in consideration therefor, the Buyer agrees to pay the Sellers $1,823,162,000 in cash subject to adjustment as set forth in Section 2.02 (the “Purchase Price”), in accordance with Section 2.01(b). With respect to each Seller, the Purchase Price shall be paid in proportion to the percentage set forth opposite such Seller’s name in Schedule 1.01.

(b) The Purchase Price shall be paid in cash by wire transfer of immediately available funds to such account(s) as shall be designated by the Sellers at least three (3) Business Days prior to the Closing Date.

(c) The Parties hereby agree that Schedule 1.01 shall be deemed to be the allocation of the Purchase Price for applicable Tax purposes and the Parties shall prepare and file all applicable Tax Returns in a manner consistent with such allocation and this Section 2.01(c). The Parties will endeavor in good faith to agree to any additional detailed allocation for Tax purposes as may be necessary.

Section 2.02 Purchase Price Adjustment for Distributions. The Purchase Price shall be reduced by the amount (expressed as a dollar value) of any AMV Unit Distributions and any Subordinated Unit Distributions. “AMV Unit Distributions” means the amount of any distribution made or declared by AMV in respect of the Seller AMV Units in respect of any quarter commencing on or after October 1, 2012 as to which the Sellers are the record holders of the Seller AMV Units on and with respect to the record date for such distributions. “Subordinated Unit Distributions” means the amount of any distributions made or declared by the Partnership in respect of the Seller Subordinated Units in respect of any quarter commencing on or after October 1, 2012 as to which the Sellers are the record holders of the Seller Subordinated Units on and with respect to the record date for such distributions.

Section 2.03 Closing. The closing of the transactions referred to in Section 2.01(a) (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, concurrently with the “Closing” under the CMO Purchase Agreement, subject to the prior or concurrent satisfaction or valid waiver of all of the closing conditions set forth in Section 7.01, Section 7.02 and Section 7.03, or at such other place and on such other date or time as the Parties may mutually agree (the date and time on which the Closing takes place, the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLERS

The Sellers jointly and severally represent and warrant to the Buyer as of the date hereof and as of the Closing Date as follows:

Section 3.01 Existence. Each Seller (a) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (b) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its properties and carry on its business as now being conducted, except where the failure to have such licenses, authorizations, consents and approvals would not have a Seller Material Adverse Effect.

Section 3.02 Validity of Agreement; Authorization. Each Seller has the requisite power and authority to enter into the Transaction Documents to which it is or will be party, and to carry out its obligations thereunder. The execution and delivery of the Transaction Documents and the performance of each Seller’s obligations thereunder have been duly authorized by the board of managers, board of directors or similar governing body of such Seller or its general partner and no other proceedings on the part of such Seller or its general partner are necessary to authorize such execution, delivery and performance. Each of the Transaction Documents to which a Seller is or will be a party has been (in the case of this Agreement and the Transaction Documents executed on the date hereof), or will be at the Closing (in the case of any other Transaction Documents), duly executed and delivered by such Seller and constitutes, or will constitute at the Closing, as applicable, such Seller’s valid and binding obligation, enforceable against such Seller in accordance with its terms (except to the extent that its enforceability may be limited by the Remedies Exception).

Section 3.03 Consents and Approvals. No consent, approval, waiver or authorization of, or filing, registration or qualification with any Governmental Authority or any other Person is required on the part of any Seller for such Seller to execute and deliver the Transaction Documents to which it is or will be party, or to perform its respective obligations thereunder, other than any consent, approval, waiver or authorization that would not have a Seller Material Adverse Effect or Company Material Adverse Effect. For purposes of clarification, the Parties acknowledge that the Sellers are not making any representation and warranty in this Section 3.03 with respect to any Contract to which a Seller is not, but an Acquired Company is, a party.

Section 3.04 No Breach. The execution, delivery and performance by each Seller of the Transaction Documents to which it is or will be a party, and compliance by each Seller with the terms and provisions thereof, do not and will not (a) violate any provision of any Law applicable to (i) such Seller, AMV or the General Partner or any of their respective properties or (ii) the Partnership, any of the Subsidiaries of the Partnership or any of their respective properties, (b) result in any breach or violation of any provision of the Organizational Documents of (i) such Seller, AMV or the General Partner or (ii) the Partnership and each of the Subsidiaries of the Partnership, (c) result in any material violation or breach of or constitute (with or without due notice or lapse of time or both) a material default under any Contract to which any Seller, AMV or the General Partner is a party or by which any Seller AMV, the General Partner or any of their respective properties may be bound or receives any material right or benefit or (d) except as expressly provided in the Transaction Documents, result in the loss by any Seller, AMV or the General Partner of, or confer, grant, accelerate, give rise to or vest, for the benefit of any Person other than any Seller, AMV, the General Partner or any Affiliate thereof, any right, remedy or benefit, including any right of offer, refusal, termination, cancellation or acceleration, under any Contract to which any Seller, AMV or the General Partner is a party or by which any Seller, AMV, the General Partner or any of their respective properties may be bound or receives any material right or benefit. For the avoidance of doubt, this Section 3.04 shall not cover Contracts to which the General Partner is a party or is bound solely on behalf of another Acquired Company or properties of any Acquired Company not otherwise held or owned directly by the General Partner.

Section 3.05 Ownership, Due Authorization and Transfer of Subject Interests.

(a) Each Seller is the record and beneficial owner of the Subject Interests set forth opposite its name on Schedule 1.01, free and clear of any and all Encumbrances (other than Encumbrances existing under the Partnership Agreement, the AMV LLC Agreement or those arising under applicable securities Laws). Each Seller has the power, authority and legal capacity to sell, transfer, assign and deliver the Subject Interests held by it as provided in this Agreement, and such delivery will convey to the Buyer good and marketable title to such Subject Interests, free and clear of any and all Encumbrances (other than Encumbrances existing under the Partnership Agreement, the AMV LLC Agreement and those arising under applicable securities Laws).

(b) All of the Subject Interests have been duly authorized and validly issued in accordance with the Organizational Documents of the Partnership and AMV, as applicable, are fully paid (to the extent required by the Organizational Documents of the Partnership and AMV, as applicable) and nonassessable (except as such nonassessability may be affected by Section 17-607 of the DRULPA and Section 18-607 of the DLLCA).

(c) Except as set forth in the AMV LLC Agreement, there are no outstanding options, warrants or similar rights to purchase or acquire from any Seller any of the Subject Interests.

Section 3.06 Litigation. As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Sellers, threatened, against any of the Sellers or to which any of the Sellers is otherwise a party or, to the Knowledge of the Sellers, a threatened party, challenging the transactions contemplated by the Transaction Documents or otherwise relating to such transactions, the Subject Interests or the Transaction Documents.

Section 3.07 Financial Advisors. No Seller has incurred any Liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which any Acquired Company or the Buyer will have any responsibility or Liability whatsoever.

Section 3.08 Solvency. There are no bankruptcy, insolvency, reorganization, receivership or arrangement procedures pending with respect to, being contemplated by, or, to the Knowledge of the Sellers, threatened against any Seller, and both before and after consummation of the respective transactions contemplated by the Transaction Documents, each Seller (a) will be able to pay its debts, including its stated and contingent liabilities, as they mature, (b) will not have unreasonably small capital for the business in which it is or will be engaged and (c) will be solvent.

Section 3.09 ACMP Subscription Agreement Representations of the Sellers. The representations and warranties of GIP II Hawk Holdings Partnership, L.P., in the ACMP Subscription Agreement are true and correct in all material respects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO CERTAIN

ACQUIRED COMPANIES

The Sellers jointly and severally represent and warrant to the Buyer as of the date hereof and as of the Closing Date as follows:

Section 4.01 Formation; Due Qualification and Authority. Each of the General Partner, AMV and the Partnership is a limited partnership or limited liability company, as the case may be, and each of the foregoing (a) is duly formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation, as the case may be and (b) is duly authorized, qualified or licensed to do business and is in good standing in each jurisdiction in which such entity currently conducts businesses or owns, operates, leases, licenses, uses or operates any properties or assets. The Sellers, the General Partner, AMV or the Partnership have delivered to the Buyer true, correct and complete copies of the Organizational Documents of each of the General Partner, AMV and the Partnership, in each case as currently in effect. All such Organizational Documents are in full force and effect, and none of the General Partner, AMV or the Partnership is in violation of any provision of any of its respective Organizational Documents.

Section 4.02 Power and Authority to Act.

(a) General Partner. The General Partner has full limited liability company power and authority to act as the general partner of the Partnership.

(b) Manager. AMV has full limited liability company power and authority to act as the manager of the General Partner. The Partnership has full limited partnership power and authority to act as the manager of OLLC.

Section 4.03 Capitalization.

(a) Partnership. As of the date of this Agreement, the issued and outstanding partnership interests of the Partnership consist of 78,923,118 Common Units, 69,076,122 Subordinated Units, 3,020,390 corresponding Notional General Partner Units, the Incentive Distribution Rights and any limited partnership interests issued to independent directors and officers of the General Partner pursuant to the Partnership’s long-term incentive plan. As of the date hereof, the Seller Subordinated Units represent a 22.87% Percentage Interest (as defined in the Partnership Agreement).

(b) General Partner Interest and the Incentive Distribution Rights in the Partnership. The General Partner is the sole general partner of the Partnership and owns a 2.0% general partner interest in the Partnership (the “GP Interest”), and all of the Incentive Distribution Rights, the GP Interest and the Incentive Distribution Rights have been duly authorized and validly issued in accordance with the Partnership Agreement and have been fully paid (to the extent required under the Partnership Agreement) and, in the case of the Incentive Distribution Rights, are nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA), and the General Partner owns such GP Interest and Incentive Distribution Rights free and clear of all Encumbrances and restrictions imposed thereon by applicable securities Laws or by the Partnership Agreement.

(c) General Partner. AMV is the sole member of the General Partner and owns 100% of the limited liability company interests in the General Partner; such limited liability company interests have been duly authorized and validly issued in accordance with the General Partner LLC Agreement and have been fully paid (to the extent required under the General Partner LLC Agreement) and are nonassessable (except as such nonassessability may be affected by matters described in Sections 18-303, 18-607 and 18-804 of the DLLCA); and AMV owns such limited liability company interests free and clear of all Encumbrances other than restrictions imposed thereon by applicable securities Laws or by the General Partner LLC Agreement.

(d) Manager. Prior to the Closing, (i) the Sellers collectively own 50% and (ii) GIP II Eagle Holdings Partnership, L.P. (“GIP Eagle”) owns 50%, of the issued and outstanding limited liability company interests in AMV. All of such interests have been duly authorized and validly issued in accordance with the AMV LLC Agreement and are fully paid (to the extent required under the AMV LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the DLLCA); and the Sellers own such limited liability company interests free and clear of all Encumbrances other than restrictions imposed thereon by applicable securities Laws or by the AMV LLC Agreement.

(e) Except as set forth in the Organizational Documents of the General Partner, AMV or the Partnership, (i) there are no preemptive rights, options rights, warrants, appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights or commitments or other rights or Contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any equity interests of the General Partner, AMV or the Partnership or requiring any such entity to issue, transfer, convey, assign, redeem, exchange or otherwise acquire or sell any equity interests, (ii) no equity interests of the General Partner, AMV or the Partnership are reserved for issuance, other than the equity interests to be issued as contemplated by the ACMP Subscription Agreement, and (iii) assuming the accuracy of the representations of the Buyer set forth in Section 5.05, the delivery or sale of the Subject Interests as contemplated by this Agreement is exempt from registration requirements of the Securities Act.

(f) None of the Subject Interests have been offered, issued, sold or transferred in violation of any applicable Law or preemptive or similar rights. Other than the Registration Rights Agreement, none of the Acquired Companies is under any obligation, contingent or otherwise, by reason of any Contract, to register the offer and sale or resale of any of the Subject Interests under the Securities Act.

(g) The Seller Subordinated Units and Seller AMV Units have, as of the date hereof, those rights, preferences, privileges and restrictions governing the Seller Subordinated Units and Seller AMV Units as are reflected in the Current Partnership Agreement and the Third Amended and Restated Limited Liability Company Agreement of AMV dated June 29, 2012 as amended by the Amendment No. 1 to the Third Amended and Restated Limited Liability Company Agreement of AMV dated July 24, 2012 (the “Current AMV Agreement”), respectively.

(h) The Common Units issuable upon conversion of the Seller Subordinated Units have been duly authorized in accordance with the Current Partnership Agreement and, when issued and delivered to the Buyer as contemplated in accordance with the Partnership Agreement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act).

Section 4.04 Enforceability of Operative Agreements.

(a) Partnership Agreement. The Current Partnership Agreement has been duly authorized, executed and delivered by the General Partner and is a valid and legally binding agreement of the General Partner, enforceable against the General Partner in accordance with its terms.

(b) General Partner LLC Agreement. The Fourth Amended and Restated Limited Liability Company Agreement of the General Partner dated June 29, 2012, as amended by the Amendment No. 1 to the Fourth Amended and Restated Limited Liability Company Agreement of the General Partner dated as of July 23, 2012 (the “Current GP Agreement”) has been duly authorized, executed and delivered by the General Partner and AMV and is a valid and legally binding agreement of the General Partner and AMV, enforceable against each of the General Partner and AMV in accordance with its terms.

(c) AMV LLC Agreement. The Current AMV Agreement has been duly authorized, executed and delivered by AMV, GIP Eagle and the Sellers and is a valid and legally binding agreement of each of AMV, GIP Eagle and the Sellers, enforceable against each of AMV, GIP Eagle and the Sellers in accordance with its terms.

Section 4.05 Financial Statements; SEC Reports; Disclosure Controls; Sarbanes-Oxley Act of 2002.

(a) The Partnership SEC Documents set forth true and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheet of the Partnership (with related statements of income, changes in equity and cash flows) as of, and for the years ended on December 31, 2010 and December 31, 2011 and for the period from October 1 through December 31, 2009 and for the period from January 1 through September 30, 2009 (the “Audited Financial Statements”); and (ii) the unaudited balance sheets of the Partnership as of September 30, 2012 and September 30, 2011 (with related statements of income, changes in equity, and cash flows for the respective nine-month periods then ended as well as the three-month period ended September 30, 2012 ) (the “Unaudited Financial Statements”).

(b) The Financial Statements were prepared in accordance with GAAP (except that the Unaudited Financial Statements do not contain all footnotes required under GAAP and are subject to customary quarter or year-end adjustments that are not individually or in the aggregate material). The Audited Financial Statements fairly present, in all material respects, the consolidated assets and liabilities and results of operations of the Partnership as of the respective dates thereof and for the respective periods covered thereby. The Unaudited Financial Statements fairly present, in all material respects, the consolidated assets and liabilities and results of operations of the Partnership as of September 30, 2012 and September 30, 2011, subject to customary quarter or year-end adjustments that are not individually or in the aggregate material and the absence of certain footnote disclosures.

(c) SEC Reports. Since January 1, 2012, the Partnership has filed with or furnished to the Commission on a timely basis all Partnership SEC Documents required to be filed by it under the Exchange Act or Securities Act. As of the time it was filed with or furnished to the Commission (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing and in the case of registrations statements, solely on the dates of effectiveness): (i) each of the Partnership SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Partnership SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved material comments received from the Commission with respect to any of the Partnership SEC Documents.

(d) Disclosure Controls. To the Knowledge of the Sellers, the Partnership has established and maintains disclosure controls and procedures (to the extent required by and as such term is defined in Rule 13a-15 of the Exchange Act), (b) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Partnership in the reports it files or will file or submit under the Exchange Act, as applicable, is accumulated and communicated to management of the General Partner and each other Acquired Company, including their respective principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made, and (c) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rule 13a-15 of the Exchange Act.

(e) Sarbanes-Oxley. To the Knowledge of the Sellers, the Partnership and the directors and officers of the General Partner in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated thereunder and the rules of the New York Stock Exchange that are effective and applicable to the Partnership.

Section 4.06 Entities. Other than the Partnership and its Subsidiaries, the General Partner does not own, directly or indirectly, any equity or similar interest or long-term debt securities of any Person; and other than the GP Interest and Incentive Distribution Rights (as defined in the Partnership Agreement), the General Partner does not directly own any material assets,; and the General Partner does not have any material liabilities independent of the Partnership and its Subsidiaries. Other than the General Partner and its Subsidiaries, AMV does not own, directly or indirectly, any equity or similar interest or long-term debt securities of any other Person; and other than the limited liability company interests in the General Partner, AMV does not directly own any material assets; and AMV does not have any material liabilities independent of the General Partner or its Subsidiaries.

Section 4.07 Listing. The Common Units issuable upon the conversion of the Seller Subordinated Units at the end of the Subordination Period (as defined in the Partnership Agreement) have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance.

Section 4.08 Taxes. The Sellers have delivered or made available to the Buyer complete and accurate copies of all Tax Returns of AMV for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by AMV within the past three (3) years.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

Section 5.01 Existence. The Buyer (a) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (b) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its properties and carry on its business as its business is now being conducted, except where the failure to have such licenses, authorizations, consents and approvals would not have a Buyer Material Adverse Effect.

Section 5.02 Validity of Agreement; Authorization. The Buyer has the requisite power and authority to enter into the Transaction Documents to which it is or will be party, and to carry out its obligations thereunder. The execution and delivery of the Transaction Documents and the performance of the Buyer’s obligations thereunder have been duly authorized by the board of directors or similar governing body of the Buyer, and no other proceedings on the part of the Buyer are necessary to authorize such execution, delivery and performance. Each of the Transaction Documents to which the Buyer is or will be a party has been (in the case of this Agreement and the Transaction Documents executed on the date hereof), or will be at the Closing (in the case of any other Transaction Documents), duly executed and delivered by the Buyer and constitutes, or will constitute at the Closing, as applicable, the Buyer’s valid and binding obligation, enforceable against the Buyer in accordance with its terms (except to the extent that its enforceability may be limited by the Remedies Exception).

Section 5.03 Consents and Approvals. No consent, approval, waiver or authorization of, or filing, registration or qualification with any Governmental Authority or any other Person is required on the part of the Buyer for the Buyer to execute and deliver the Transaction Documents to which it is or will be party, or to perform its obligations thereunder, other than any consent, approval, waiver or authorization that would not have a Buyer Material Adverse Effect.

Section 5.04 No Breach. The execution, delivery and performance by the Buyer of the Transaction Documents to which it is or will be a party, and compliance by the Buyer with the terms and provisions thereof do not (a) violate any provision of any Law applicable to the Buyer or its subsidiaries or any of their respective properties, (b) result in any breach or violation of any provision of the Organizational Documents of the Buyer or any of its subsidiaries or (c) result in any material violation or breach of or constitute (with or without due notice or lapse of time or both) a material default under any Contract to which the Buyer or any of its subsidiaries is a party or by which the Buyer or any of its subsidiaries or any of their respective properties may be bound or receives any material right or benefit.

Section 5.05 Investment Intent. The Buyer (a) is an “accredited investor” as defined in Rule 501 of Regulation D of the Securities Act and (b) is acquiring the Subject Interests hereunder solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities Laws. The Buyer agrees that the Subject Interests it is acquiring hereunder may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. The Buyer is able to bear the economic risk of holding such Subject Interests for an indefinite period, and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Without limiting the effect of the representations and warranties of the Sellers hereunder, the Buyer has had the opportunity to ask questions, receive answers and obtain such information as it considers to be relevant to its purchase of the Subject Interests hereunder.

Section 5.06 Available Funds. The Buyer has access to (through cash on hand or existing credit arrangements, arrangements with its Affiliates, any Debt Financing Sources or otherwise) all of the funds necessary for the acquisition of all of the Subject Interests pursuant to this Agreement, as and when needed, and to perform its obligations under this Agreement.

Section 5.07 Financial Advisors. The Buyer has not incurred any Liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which the Sellers will have any responsibility or Liability whatsoever.

Section 5.08 ACMP Subscription Agreement Representations of the Buyer. The representations and warranties of the Buyer in the ACMP Subscription Agreement are true and correct in all material respects.

Section 5.09 Litigation. As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Buyer, threatened, against the Buyer or to which the Buyer is otherwise a party or, to the Knowledge of the Buyer, a threatened party, challenging the transactions contemplated by the Transaction Documents or otherwise relating to such transactions, the Subject Interests or the Transaction Documents.

ARTICLE VI

COVENANTS

Section 6.01 Consummation of the Transaction. Each Party shall (a) as promptly as is reasonably practicable, diligently and in good faith use all commercially reasonable efforts to cause the closing conditions in this Agreement to be satisfied and (b) coordinate and cooperate with the other Party in providing such information and supplying such assistance as may be reasonably requested by such other Party in connection with the foregoing. Without limiting the generality of the foregoing, each Party shall use commercially reasonable efforts to obtain all authorizations, consents, Orders and approvals of, and to give all notices to and make all filings with, all Governmental Authorities and other Persons that may be or become necessary or advisable for its performance of its obligations under this Agreement and shall cooperate fully with each other Party in promptly seeking to obtain all such authorizations, consents, Orders and approvals, give such notices, and make such filings. Notwithstanding anything to the contrary contained in this Agreement, including this Section 6.01 and Section 6.02, in no event shall any Party be required hereunder to, or to cause or use commercially reasonable or other efforts to cause any other Person to, waive or amend any rights under or provisions of the CMO Purchase Agreement or ACMP Subscription Agreement or any related Contracts. If a Party or any of its Affiliates intends to participate in any meeting or discussion with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting or discussion.

Section 6.02 Conduct Pending the Closing. Except as otherwise expressly contemplated by this Agreement, the ACMP Subscription Agreement or with the prior written consent of the Buyer, from the date hereof until the Closing or termination of this Agreement as provided in Article X, the Sellers shall not:

(a) vote any of the Subject Interests in favor of: (i) any amendment to the Current Partnership Agreement; (ii) any amendment of the Current AMV Agreement; (iii) any Merger Agreement or Plan of Conversion (as such terms are defined in the Partnership Agreement); (iv) any election to dissolve the Partnership or (v) issuing any shares of capital stock, options, warrants, convertible securities or other rights of any kind to acquire any such shares or any other equity or ownership interest of AMV or the General Partner;

(b) transfer, sell, pledge, encumber or dispose of the Subject Interests;

(c) amend or otherwise change its certificate of incorporation or bylaws or equivalent Organizational Documents of the Sellers in any manner that would adversely affect or impede the ability of the Sellers to consummate the transactions contemplated by this Agreement or any other Transaction Document;

(d) (i) sell or dispose of shares of capital stock, options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other equity or ownership interest in the General Partner, AMV, or the Partnership, (ii) permit the issuance, sale, pledge or disposal of shares of partnership interests, partnership units, membership interests, membership units, capital stock, options, warrants, convertible securities or other rights of any kind to acquire any such interests, units, stock, shares or any other equity or ownership interest in the General Partner, AMV or the Partnership, except (1) in connection with the ACMP Equity Issuance or the Public Equity Offering or (2) any equity issuances to employees in the ordinary course of business (and as otherwise previously disclosed to the Buyer) or (iii) take any action intended to subject any shares of partnership interests, partnership units, membership interests, membership units, capital stock, options, warrants, convertible securities or other rights of any kind to acquire any such interests, units, stock, shares, or any other equity or ownership in the General Partner, AMV or the Partnership to any Encumbrance (other than Encumbrances pursuant to the Public Equity Offering, the Transaction Documents or the ACMP Subscription Agreement);

(e) agree to take any action prohibited by this Section 6.02; or

(f) to the extent the Sellers have the right to consent to such actions under the Current AMV Agreement and the Current GP Agreement, consent to an Acquired Company taking, or permit any director on the board of directors of the General Partner employed by Global Infrastructure Management, LLC or any of its Affiliates, subject to the fiduciary duties of such director, to consent to the Acquired Companies taking, any action prohibited by the ACMP Subscription Agreement, including Section 5.2 thereof.

Section 6.03 Access to Information. At all times from the date hereof until the Closing Date, to the extent the Buyer does not have the following information or rights and to the extent any Seller has the ability, power and authority to give such information or grant such rights, the Sellers will use commercially reasonable efforts to (a) give the Buyer and its Representatives reasonable access to the offices, properties, books and records of the Acquired Companies and, to the extent reasonably related to the transactions contemplated by the Transaction Documents, the Sellers, in each case, during normal business hours and (b) furnish or make available to the Buyer and its Representatives such financial and operating data and other information relating to the Acquired Companies as such Persons may reasonably request, subject to the Buyer’s and its Representatives’ compliance with applicable Law and contractual restrictions governing the disclosure and use of such information. Notwithstanding the foregoing provisions of this Section 6.03, the Sellers shall not be required to grant access or furnish information to the Buyer or any of its Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege that would be violated or lost by such access or furnishing, or that such access or the furnishing of such information is prohibited by Law or an existing Contract; provided that the Sellers shall at Buyer’s request, and sole cost and expense, use commercially reasonable efforts to obtain necessary consent or waiver in order to grant the

Buyer access or furnish information subject to such privilege to the extent not with respect to a matter in which Buyer, on the one hand or Seller or any Acquired Company on the other hand, or their respective Affiliates, have an actual or potential conflict of interest. To the extent practicable, the Sellers shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Any investigation pursuant to this Section 6.03 shall be conducted in such a manner as not to interfere with the conduct of the business of any Seller, its Affiliates or the Acquired Companies. Notwithstanding the foregoing, the Buyer shall not be entitled to perform any intrusive or subsurface investigation or other sampling of, on or under any of the properties of AMV or the Partnership. The Buyer agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.03 in violation of Section 6.06.

Section 6.04 Cooperation. After the Closing, upon reasonable written notice, the Buyer and the Sellers shall furnish or cause to be furnished to each other, during normal business hours, access to such information and assistance relating to the transactions contemplated by the Transaction Documents as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax claim or assessment.

Section 6.05 Public Statements. The Buyer and the Sellers shall not, and each shall cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without the prior written approval of the Parties; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s or its parent entity’s or, in the case of the Sellers, the Partnership’s, equity interests are traded; provided further, that such Party uses commercially reasonable efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding the same; provided further, that nothing herein shall restrict any Party from disclosing information regarding this Agreement and the transactions contemplated hereby to its Representatives to the extent permitted by Section 6.06.

Section 6.06 Confidentiality.

(a) The Buyer shall hold, and shall cause its Representatives to hold, in confidence, from the date hereof until two (2) years following the Closing Date, all Seller Confidential Information concerning the Sellers, the Acquired Companies and their respective Affiliates furnished to the Buyer by or on behalf of the Sellers or their Representatives or Affiliates in connection with the transactions contemplated by this Agreement; provided, however, that the Buyer and its Representatives may disclose such Seller Confidential Information to those of its Representatives that have a need to know such Seller Confidential Information in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, the Buyer shall hold, and shall cause its Representatives to hold, in confidence all Seller Confidential Information, and shall cause its Representatives to, at the Sellers’ written request, promptly destroy all such Seller Confidential Information and not retain any copies, extracts or other reproductions in whole or in part of such Seller Confidential Information, and the Buyer shall, and shall cause its Representatives to, also destroy any documents incorporating or generated from such Seller Confidential Information that are prepared by the Buyer or its Representatives, along with all copies and reproductions thereof; provided that such obligation to return or destroy Seller Confidential Information shall not require the Buyer or its Representatives to identify and remove any such Seller Confidential Information that may exist in data or electronic form on the Buyer’s or any of its Representatives’ back-up media, and, in addition, the Buyer and its Representatives may save any copies or derivatives of Seller Confidential Information that they are requested or required to retain by any Law or Governmental Authority or pursuant to internal audit, legal, regulatory or compliance policies or procedures; provided that such retained Seller Confidential Information is kept confidential subject to the terms of this Agreement.

(b) The Sellers shall hold, and shall cause their Representatives to hold, in confidence, from the date hereof until two (2) years following the Closing Date, all Buyer Confidential Information concerning the Buyer furnished to the Sellers by or on behalf of the Buyer or its Representatives or Affiliates in connection with the transactions contemplated by this Agreement; provided, however, that the Sellers and their Representatives may disclose such Buyer Confidential Information to those of its Representatives that have a need to know such Buyer Confidential Information in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, the Sellers shall hold, and shall cause its Representatives to hold, in confidence, all Buyer Confidential Information, and shall cause their Representatives to, at the Buyer’s written request, promptly destroy all such Buyer Confidential Information, and not retain any copies, extracts or other reproductions in whole or in part of such Buyer Confidential Information, and the Sellers shall, and shall cause their Representatives to, also destroy any documents incorporating or generated from such Buyer Confidential Information that are prepared by the Sellers or their Representatives, along with all copies and reproductions thereof; provided that such obligation to return or destroy the

Buyer Confidential Information shall not require the Sellers or their Representatives to identify and remove any such Buyer Confidential Information that may exist in data or electronic form on the Sellers’ or any of their Representative’s back-up media, and, in addition, the Sellers and their Representatives may save any copies or derivatives of Buyer Confidential Information that they are requested or required to retain by any Law or Governmental Authority or pursuant to internal audit, legal, regulatory or compliance policies or procedures; provided that such retained Buyer Confidential Information is kept confidential subject to the terms of this Agreement.

(c) In the event that a Party that is subject to a confidentiality obligation under this Section 6.06 or its Representatives receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar or judicial, legislative, regulatory or administrative body, committee or process (collectively, a “Tribunal”)) to disclose any Confidential Information, such Party shall, if legally permissible, (i) promptly notify the other Party of the existence and terms of such request, (ii) consult with such other Party as to the advisability of taking legally available steps to resist or narrow such request and (iii) assist such other Party, at such other Party’s expense, in seeking a protective order or other appropriate remedy. The Party (or its Representative) receiving the request to produce or provide Confidential Information may disclose to any Tribunal only that portion of the Confidential Information which such Party is advised by counsel is required to be disclosed, and shall exercise commercially reasonable efforts to assist the other Party, at the other Party’s expense, in obtaining assurance that confidential treatment will be accorded such Confidential Information, and the disclosing Party shall not be liable for such disclosure unless disclosure to any such Tribunal was caused by or resulted from a previous disclosure by the disclosing Party or its Representatives not permitted by this Section 6.06.

Section 6.07 Exclusivity. In consideration of the resources, time and expense that the Buyer has and will incur in connection with the transactions contemplated in this Agreement and the other Transaction Documents, the Sellers agree that they shall not, and shall cause their Affiliates and their respective Representatives not to, from the date hereof until the earlier of the termination of this Agreement pursuant to Article X and the Closing Date, (a) directly or indirectly (including through Representatives) initiate, solicit, facilitate or knowingly encourage any other proposal relating to a Competing Transaction (as defined below); (b) directly or indirectly (including through Representatives) negotiate or execute a confidentiality agreement with, or otherwise engage in discussions or negotiations with, or furnish or disclose any non-public information to, any party other than the Buyer and its designated Representatives, in each case, in connection with a Competing Transaction; (c) enter into any letter of intent, agreement in principle, arrangement, understanding or contract relating to any Competing Transaction; or (d) otherwise cooperate in any way, including through the provision of confidential information, with any person in connection with a Competing Transaction. Without limiting the foregoing, upon execution of this Agreement, the Sellers shall, and shall cause their Representatives to, cease any and all discussions, negotiations or other activities described in the immediately preceding sentence with any other party engaged in discussions, negotiations or other activities with the Sellers or any of their Representatives regarding a Competing Transaction. As used in this Agreement, “Competing Transaction” means any direct or indirect sale, lease, license, exchange, mortgage, transfer or other disposition, or financing, in a single transaction or series of related transactions, of all or any portion of the Subject Interests or of the Assets or all or any portion of the Sellers’ equity interests, the Subject Interests, or any equity interests in any of the Acquired Companies (other than the ACMP Equity Issuance and the Public Equity Offering and equity issuances to management in the ordinary course of business and as otherwise previously disclosed to the Buyer), whether by sale, merger, consolidation, share exchange, business combination, purchase or sale of shares of capital stock or other equity interests or securities, reorganization or recapitalization, loan, issuance of securities or any other transaction that would, or would reasonably be expected to, preclude or adversely affect the consummation of the transactions contemplated by this Agreement or any other Transaction Document; provided that “Competing Transaction” shall exclude any transaction solely to the extent involving any financing relating to any of the Acquired Companies that would not preclude or adversely affect the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

ARTICLE VII

CLOSING

Section 7.01 Conditions Precedent to Obligations of the Parties. The obligations of each Party to effect the Closing and to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by such Party on or prior to the Closing Date of the following conditions:

(a) no Law or Order (including any rules and regulations of the Federal Trade Commission and the Antitrust Division of the Department of Justice) is in effect that makes illegal the consummation of, this Agreement or any other applicable Transaction Document or the transactions contemplated hereby and thereby;

(b) the CMO Disposition shall have been consummated, or shall be consummated contemporaneously with the Closing, without any amendment to the CMO Purchase Agreement or waiver of any of the conditions to the Partnership’s obligations to effect the closing thereunder; and

(c) the ACMP Equity Issuance shall have been consummated, or shall be consummated contemporaneously with the Closing, provided, however, this condition shall be deemed to be satisfied, with respect to the Buyer, if the only reason for the ACMP Equity Issuance not to be consummated is due to a breach by the Buyer of this Agreement or the ACMP Subscription Agreement and, this condition shall be deemed to be satisfied with respect to the Sellers, if the only reason for the ACMP Equity Issuance not to be consummated is due to a breach of this Agreement by the Sellers or of the ACMP Subscription Agreement by the Partnership.

Section 7.02 Conditions Precedent to Obligations of the Buyer. The obligation of the Buyer to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law), on or prior to the Closing Date of each of the following conditions:

(a) each of the Fundamental Representations of the Sellers set forth in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, material adverse effect or words of similar import, which representations and warranties shall be true and correct in all respects) on and as of the date hereof and as of the Closing Date, with the same force and effect as though made on and as of such date; provided, however, that the representation and warranty set forth in Section 4.03(a) shall be deemed to be true and correct solely for the purpose of this Section 7.02(a) (but not for any other purpose), if the total number of Common Units, the total number of Subordinated Units and the corresponding Notional General Partner Units set forth therein, do not vary from the actual total number of Common Units, the actual total number of Subordinated Units and the corresponding Notional General Partner Units on the date hereof by more than two percent (2%); provided, further, for the purposes of clarification, this Section 7.02(a) shall not limit any of the Buyer’s rights or remedies under Article VIII;

(b) the Sellers shall not have breached in any material respect their obligations set forth in Section 6.02 unless such breach has been cured at or prior to the Closing Date; and

(c) the Buyer shall have received the items listed in Section 7.04.

Section 7.03 Conditions Precedent to Obligations of the Sellers. The obligation of the Sellers to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law), on or prior to the Closing Date of each of the following conditions:

(a) each of the Fundamental Representations of the Buyer set forth in this Agreement shall be true and correct in all respects (disregarding any materiality, Buyer Material Adverse Effect or similar qualifier (including through the use of any defined term containing any such qualifier)), in each case, (i) as of the date of this Agreement and as of the Closing as though made at and as of the Closing, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and (ii) except where a failure to be so true and correct has not had a Buyer Material Adverse Effect;

(b) the Buyer shall not have materially breached any obligations and agreements required to be performed and complied with by it prior to the Closing Date, except for any such breach that has not had a Buyer Material Adverse Effect; and

(c) the Sellers shall have received the items listed in Section 7.05.

Section 7.04 Seller Deliveries. At the Closing, subject to the terms and conditions of this Agreement, the Sellers shall deliver, or cause to be delivered, to the Buyer:

(a) the Subject Interests by delivering a written instrument of assignment and evidence of the transfer thereof, in the case of the Seller Subordinated Units, from the transfer agent of the Subordinated Units, and, in the case of the Seller AMV Units, from AMV, free and clear of any Encumbrances (other than Encumbrances existing under the Partnership Agreement, the AMV LLC Agreement or those arising under applicable securities Laws);

(b) a certificate duly executed by the Secretary or an Assistant Secretary of the general partner of each Seller, dated as of the Closing Date, in customary form, attesting to (i) the Organizational Documents of such Seller and (ii) the resolutions of the board of managers, board of directors or similar governing body of such Seller authorizing the execution and delivery of the Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

(c) a certificate duly executed by an executive officer of the general partner of each Seller, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Section 7.02(a) and (b), have been satisfied in all respects;

(d) evidence of the designation, effective as of the Closing, to the board of directors of the General Partner and the board of managers of AMV of those Persons the Buyer is entitled to designate pursuant to the General Partner LLC Agreement and the AMV LLC Agreement, as applicable;

(e) a certificate dated as of a recent date of the Secretary of State of the State of Delaware with respect to the valid existence and good standing in the State of Delaware of each of the Sellers;

(f) a receipt, dated as of the Closing Date, executed by the Sellers and delivered to the Buyer certifying that the Sellers have received the Purchase Price;

(g) a certificate, duly executed and acknowledged by the Sellers’ regarded owners, dated as of the Closing Date, in accordance with Treasury Regulation Section 1.1445-2(b)(2), certifying that applicable transferor is not a “foreign person” within the meaning of Section 1445 of the Code;

(h) a counterpart duly executed by GIP Eagle and AMV of the Fourth Amended and Restated Limited Liability Company Agreement of AMV, substantially in the form agreed to by the Parties (the “AMV LLC Agreement”);

(i) the Fifth Amended and Restated Limited Liability Company Agreement of the General Partner, substantially in the form agreed to by the Parties (the “General Partner LLC Agreement”), duly executed by AMV and the General Partner; and

(j) the Seller Guarantee, duly executed by Global Infrastructure Partners – A, L.P., Global Infrastructure Partners – B, L.P., and Global Infrastructure Partners – C, L.P.

Section 7.05 Buyer Deliveries. At the Closing, subject to the terms and conditions of this Agreement, the Buyer shall deliver, or cause to be delivered to the Sellers:

(a) payment of the Purchase Price in accordance with Section 2.01;

(b) a counterpart duly executed by the Buyer of the AMV LLC Agreement;

(c) a certificate duly executed by the Secretary or an Assistant Secretary of the Buyer, dated as of the Closing Date, in customary form, attesting to the resolutions of the board of directors or other governing body of the Buyer authorizing the execution and delivery of the Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

(d) a certificate duly executed by an executive officer of the Buyer, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Section 7.03(a) and (b) have been satisfied in all respects;

(e) a certificate dated as of a recent date of the Secretary of State of the State of Delaware with respect to the valid existence and good standing in the State of Delaware of the Buyer; and

(f) a receipt, dated as of the Closing Date, executed by the Buyer and delivered to the Sellers certifying that the Buyer has received the Subject Interests sold to the Buyer.

ARTICLE VIII

INDEMNIFICATION, COSTS AND EXPENSES

Section 8.01 Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement and any certificate delivered pursuant hereto shall survive the Closing for fifteen (15) months following the Closing Date, except that the representations and warranties set forth in Section 3.01 (Existence); Section 3.02 (Validity of Agreement; Authorization); Section 3.03 (Consents and Approvals); Section 3.04(b)(i) (No Breach); Section 3.05 (Ownership, Due Authorization and Transfer of Subject Interests); Section 3.07 (Financial Advisors), Section 4.01 (Formation; Due Qualification and Authority), Section 4.02 (Power and Authority to Act), Section 4.03 (Capitalization), Section 4.04(a) (Enforceability of Operative Agreements), Section 5.01 (Existence), Section 5.02 (Validity of Agreement; Authorization), Section 5.03 (Consents and Approvals), Section 5.04(a) and Section 5.04(b) (No Breach), and Section 5.07 (Financial Advisers) (collectively, the “Fundamental Representations”) and any Fundamental Representations in any certificate delivered pursuant hereto, shall survive the Closing three (3) years (the applicable period of survival of a representation, warranty or covenant being the “Survival Period”); provided that, notwithstanding the expiration of any Survival Period, any obligations under Section 8.02(a) and

(b) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice to the Indemnifying Party in accordance with Section 8.03(a) before the termination of the applicable Survival Period. The Survival Period for all covenants contained in this Agreement that, by their terms, are to be performed at or prior to the Closing, shall be fifteen (15) months after the Closing, and all covenants contained in this Agreement that, by their terms, are to be performed after the Closing, shall survive the Closing until the performance of such covenants in accordance with their terms.

Section 8.02 Indemnification.

(a) From and after the Closing, subject to Section 8.01 and Section 8.04, the Sellers, jointly and severally, hereby agree to indemnify and hold the Buyer and each of its current and future Affiliates (excluding any Person that is or becomes an Affiliate of the Buyer solely as a result of the purchase of publicly traded securities from the general public) and each of the respective indirect and direct equity holders, members, directors, managers, officers, employees and agents of the foregoing (collectively, the “Buyer Indemnified Parties”) harmless from and against, and pay to the applicable Buyer Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, settlements, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, Taxes, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a Third Party Claim (a “Loss”) based upon, attributable to or resulting from (including any and all Proceedings, demands, or assessments arising out of):

(i) any inaccuracy, untruth or breach of the representations or warranties made by the Sellers in this Agreement and in any certificate delivered pursuant hereto; and

(ii) any breach of any covenant or other agreement on the part of the Sellers under this Agreement and in any certificate delivered pursuant hereto.

(b) From and after the Closing, subject to Section 8.01 and Section 8.04, the Buyer hereby agrees to indemnify and hold the Sellers and their respective Affiliates and each of the members, directors, managers, officers, employees and agents of the foregoing (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses based upon, attributable to or resulting from (including any and all Proceedings, demands, or assessments arising out of):

(i) any inaccuracy, untruth or breach of the representations or warranties made by the Buyer in this Agreement and any certificate delivered pursuant hereto; and

(ii) any breach of any covenant or other agreement on the part of the Buyer under this Agreement and in any certificate delivered pursuant hereto.

(c) Materiality, Seller Material Adverse Effect, Company Material Adverse Effect, Buyer Material Adverse Effect and similar qualifiers contained in any representation or warranty, or in any defined term used therein, shall be disregarded for purposes of subsections (a)(i) and (b)(i) of this Section 8.02 in (i) determining any inaccuracy, untruth or breach of the representations or warranties contained herein and (ii) calculating the amount of Losses suffered by an Indemnified Party.

Section 8.03 Indemnification Procedure.

(a) Each Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to Section 8.02, such Indemnified Party will assert its claim for indemnification under Section 8.02 (each, a “Claim”) by providing a written notice (a “Claim Notice”) within the applicable Survival Period to the applicable indemnifying party (the “Indemnifying Party”) specifying, in reasonable detail, to the extent known by such Indemnified Party, the nature and basis for such Claim (e.g., the underlying representation, warranty or covenant alleged to have been breached and the condition or conduct allegedly resulting in such breach). Notwithstanding the foregoing, an Indemnified Party’s delay in sending a Claim Notice will not relieve the Indemnifying Party from Liability hereunder with respect to such Claim except to the extent (and limited solely to the extent) of any material prejudice to the Indemnifying Party by such failure or delay, provided that such Claim Notice is provided within the applicable Survival Period.

(b) In the event that any Proceeding is instituted or any Claim is asserted by any Third Party in respect of which indemnification may be sought under Section 8.02 hereof and in respect of which the Indemnifying Party has agreed in writing to indemnify the Indemnified Party for all of such Indemnified Party’s Losses (subject to any applicable limitations in this Article VIII) (a “Third Party Claim”), the Indemnifying Party will have the right, at such Indemnifying Party’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnified Party so long as such counsel is reasonably acceptable to the Indemnified Party. If the Indemnifying Party elects to assume the defense of any such Third Party Claim, it shall within thirty (30) days notify the Indemnified Party in writing of its intent to do so. Subject to Section 8.03(c), the Indemnifying Party will have the right to settle or compromise or take any corrective or remedial action with respect to any such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party. The Indemnified Party will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Third Party Claim, unless separate representation of the Indemnified Party by counsel is reasonably necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. If the Indemnifying Party assumes the defense of any such Third Party Claim but fails to diligently prosecute such Third Party Claim, or if the Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnified Party may assume control of such defense and in the event the Third Party Claim is determined to be a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article VIII, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including fees and expenses of counsel).

(c) Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree or permit a default without the Indemnified Party’s prior written consent, in each case, that (i) does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a binding, irrevocable, written release of any Indemnified Party from all Liability, (ii) provides for any admission of Liability on the part of any Indemnified Party, (iii) requires an admission of guilt or wrongdoing on the part of any Indemnified Party or (iv) imposes any Liability or continuing obligation on or requires any payment from any Indemnified Party.

Section 8.04 Limitations.

(a) No Indemnifying Party shall have any Liability under Section 8.02(a)(i) or Section 8.02(b)(i) related to a representation or warranty other than a Fundamental Representation in respect of any individual claim involving Losses to any Indemnified Party of less than $100,000 (each, a “De Minimis Claim”), unless such individual claim is directly related to one or more other claims which in the aggregate involve Losses in excess of $100,000, in which case, the Indemnifying Party will have Liability for the full amount of such claims (subject to the other limitations contained in this Section 8.04) and such claims shall not be considered De Minimis Claims (it being understood and agreed that notwithstanding anything in the foregoing to the contrary, solely for the purposes of this Section 8.04(a), all claims related to any fact or circumstance that causes any representation or warranty made in any particular Section of this Agreement to be inaccurate shall be deemed to be related to all other claims related to such fact or circumstance).

(b) No Buyer Indemnified Party shall be entitled to indemnification pursuant to Section 8.02(a)(i) related to a representation or warranty other than a Fundamental Representation unless the aggregate of all Losses claimed by the Buyer Indemnified Parties pursuant to such section that are not De Minimis Claims exceeds 1% of the Purchase Price (the “Claim Deductible”), in which case, subject to Section 8.04(d), the Sellers shall indemnify the Buyer Indemnified Party only for the Losses in excess of the Claim Deductible.

(c) No Seller Indemnified Party shall be entitled to indemnification pursuant to Section 8.02(b)(i) related to a representation or warranty other than a Fundamental Representation unless the aggregate of all Losses claimed by the Seller Indemnified Parties pursuant to such section exceeds the Claim Deductible, in which case, subject to Section 8.04(d), the Buyer shall indemnify the Seller Indemnified Party only for the Losses in excess of the Claim Deductible.

(d) The Sellers shall not have any obligation to indemnify the Buyer Indemnified Parties under Section 8.02(a)(i) for Losses that exceed, in the aggregate, 10% of the Purchase Price; provided, however, that such limitation shall not apply to Losses of the Buyer Indemnified Parties arising from any Fundamental Representation, and the Sellers’ aggregate Liability for such Losses, together with any other indemnifiable Losses, shall not exceed the Purchase Price. The Buyer shall not have any obligation to indemnify the Seller Indemnified Parties under Section 8.02(b)(i) for Losses that exceed, in the aggregate, 10% of the Purchase Price; provided, however, that such limitation shall not apply to Losses of the Seller Indemnified Parties arising from any Fundamental Representation, and the Buyer’s aggregate Liability for such Losses, together with any other indemnifiable Losses, shall not exceed the Purchase Price.

(e) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER THE BUYER NOR ANY SELLER NOR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE HEREUNDER TO ANY INDEMNIFIED PARTY FOR ANY (i) PUNITIVE OR EXEMPLARY DAMAGES OR (ii) LOST PROFITS OR CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES EXCEPT, IN THE CASE OF

THIS CLAUSE (ii), TO THE EXTENT SUCH LOST PROFITS OR DAMAGES ARE (x) NOT BASED ON ANY SPECIAL CIRCUMSTANCES OF THE PARTY ENTITLED TO INDEMNIFICATION AND (y) THE NATURAL, PROBABLE AND REASONABLY FORESEEABLE RESULT OF THE EVENT THAT GAVE RISE THERETO OR THE MATTER FOR WHICH INDEMNIFICATION IS SOUGHT HEREUNDER, REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT, EXCEPT IN EACH CASE OF THE FOREGOING CLAUSES (i) AND (ii), TO THE EXTENT ANY SUCH LOST PROFITS OR DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFIED PARTY FOR WHICH IT IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

Section 8.05 Calculation of Losses. In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be computed net of (a) payments actually recovered by any Indemnified Party under any insurance policy with respect to such Losses net of expenses and (b) any actual recovery by any Indemnified Party from any Person with respect to such Losses net of expenses. Each Indemnified Party shall use commercially reasonable efforts to pursue reimbursement for Losses, including under insurance policies and indemnity arrangements.

Section 8.06 No Duplication. In no event shall any Indemnified Party be entitled to recover any Losses under one Section or provision of this Agreement to the extent of the full amount of such Losses already recovered by such Indemnified Party, nor shall its insurer or indemnitor be entitled to any kind of subrogation or substitution which would give it the right to make a claim against the Indemnifying Party.

Section 8.07 Tax Treatment of Indemnity Payments. The Sellers and the Buyer agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by Law.

Section 8.08 Exclusive Remedy.

(a) EXCEPT (i) PURSUANT TO THIS ARTICLE VIII, SECTION 12.06 OR ANY OTHER TRANSACTION DOCUMENT OR (ii) IN THE CASE OF CRIMINAL ACTIVITY OR FRAUD ON THE PART OF ANY PARTY, BUT OTHERWISE NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IF THE CLOSING OCCURS, NO PARTY SHALL HAVE ANY LIABILITY, AND NO PARTY SHALL MAKE ANY CLAIM, FOR ANY LOSS (AND THE PARTIES HEREBY WAIVE

ANY RIGHT OF CONTRIBUTION AGAINST EACH OTHER AND THEIR RESPECTIVE AFFILIATES) UNDER, ARISING OUT OF, OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, COMMON LAW, OTHER LAWS OR OTHERWISE. HOWEVER, NOTHING IN THIS SECTION 8.08 SHALL LIMIT THE RIGHTS OF A PARTY TO (i) SEEK AND OBTAIN INJUNCTIVE RELIEF IN ACCORDANCE WITH SECTION 12.06 OR (ii) PURSUE CLAIMS PURSUANT TO OR ARISING UNDER THE AMV LLC AGREEMENT, THE GENERAL PARTNER LLC AGREEMENT AND THE SELLER GUARANTEE, IN EACH CASE, TO THE EXTENT PROVIDED FOR THEREIN.

(b) Except as otherwise expressly set forth in this Agreement, any other Transaction Document or in any certificate delivered pursuant hereto or thereto, each of the Parties, on behalf of itself and its Affiliates, covenants, agrees and acknowledges that (i) no Person other than the express Parties hereto or thereto shall have any obligation or Liability hereunder, under any Transaction Document or under any certificate delivered pursuant hereto or thereto, and (ii) the Parties and their Affiliates and Representatives shall have no rights of recovery in respect hereof or thereof against, no recourse in respect hereof or thereof shall be had against, and no personal Liability in respect hereof or thereof shall attach to, any Acquired Company (other than any party to any of the Transaction Documents to the extent of its obligations thereunder to the other parties thereto or express third party beneficiaries thereof) or any former, current or future Affiliate, general or limited partner, member, equity holder, Representative, director, officer, agent, manager, assignee or employee of any Party, of any Acquired Company or of any Affiliate of any of the foregoing (other than any party to any of the Transaction Documents to the extent of its obligations thereunder), or any of their respective successors or permitted assignees (excluding any party to the Transaction Documents to the extent of its obligations thereunder to the other parties thereto or express third party beneficiaries thereof, collectively, “Non-Recourse Persons”), whether by or through attempted piercing of the “corporate veil”, by or through a claim (whether in tort, contract, at law, in equity or otherwise) by or on behalf of any Party against any Non-Recourse Person, by the enforcement of any judgment, fine or penalty or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise. The Non-Recourse Persons shall be express third party beneficiaries of this Section 8.08(b) as if expressly party hereto.

(c) Notwithstanding Section 8.08(a), nothing contained in this Section 8.08 shall prevent any Party from seeking and obtaining injunctive relief against the other Party’s activities in breach of this Agreement.

(d) For the avoidance of doubt and notwithstanding anything in the foregoing, nothing in this Agreement shall limit any claims, remedies or rights of any Party or other Person under the AMV LLC Agreement, the General Partner LLC Agreement and the Seller Guarantee, in each case, to the extent provided for therein.

Section 8.09 No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, NONE OF THE PARTIES OR ANY OTHER PERSON, INCLUDING ANY AFFILIATE OF ANY PARTY, MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PARTIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTIES OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY SUCH PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY). EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, EACH PARTY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES) WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE IX

TAX MATTERS

Section 9.01 Transfer Taxes. The Buyer and the Sellers agree that any transfer, documentary, sales, use, stamp, registration and similar taxes (“Transfer Taxes”) and fees arising out of or in connection with the transactions effected pursuant to this Agreement shall be borne entirely by the Sellers. Any Tax Returns filed in connection with Transfer Taxes shall be prepared and timely filed by the Sellers; provided that if Buyer is responsible under applicable Law for filing any such Tax Return, the Sellers shall provide such Tax Return to Buyer at least ten (10) days prior to the due date for such Tax Return for the Buyer’s review, approval and execution. Upon the filing of Tax Returns in connection with Transfer Taxes, the Sellers shall provide the Buyer with evidence satisfactory to the Buyer that such Tax Returns have been filed and all Transfer Taxes have been paid.

ARTICLE X

TERMINATION

Section 10.01 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by the mutual written consent of the Sellers and the Buyer;

(b) by the Sellers or the Buyer if there shall be in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any Seller, on the one hand, or the Buyer, on the other hand, if such order was primarily due to the failure of any of the Sellers, on the one hand, or the Buyer, on the other hand, to perform any of its obligations under this Agreement;

(c) by the Buyer if any Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of any Seller shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or (b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by the Sellers of notice of such breach from the Buyer;

(d) by the Sellers if the Buyer shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Buyer shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or (b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by the Buyer of notice of such breach from the Sellers;

(e) by the Sellers or the Buyer if the CMO Purchase Agreement is terminated in accordance with its terms; or

(f) by the Sellers or the Buyer in the event that the Closing does not occur on or before the later of January 31, 2013 or the Outside Date (as defined in the CMO Purchase Agreement as such date may be amended from time to time with the prior written consent of the Buyer); provided that such failure of the Closing to occur is not due to the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Party prior to the Closing.

Section 10.02 Procedure Upon Termination. In the event of termination of this Agreement by the Buyer or the Sellers, or both, pursuant to Section 10.01, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Subject Interests hereunder shall be abandoned, without further action by the Buyer or the Sellers.

Section 10.03 Effect of Termination. In the event that this Agreement is terminated as provided in Section 10.01, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to the Buyer or the Sellers; provided that the agreements and obligations of the Parties set forth in Section 8.08(b), this Section 10.03, Article XI and Article XII hereof shall survive any such termination and shall be enforceable hereunder; provided further, that nothing in this Section 10.03 shall relieve the Buyer or the Sellers of any Liability for a breach of this Agreement.

ARTICLE XI

GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 11.01 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement and all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than Delaware. Each Party hereby agrees that service of summons, complaint or other process in connection with any Proceedings contemplated hereby may be made in accordance with Section 12.03 addressed to such Party at the address specified pursuant to Section 12.03. Each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware, or in the event, but only in the event, that such court does not have jurisdiction over such action or proceeding, to the exclusive jurisdiction of the Delaware Court of Chancery (or, in the event that such court does not have jurisdiction over such action or Proceeding, to the exclusive jurisdiction of the Delaware Superior Court) (collectively, the “Courts”), for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such Courts). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent in accordance with Section 12.03 to such Party’s respective address set forth in Section 12.03 will be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity. EACH PARTY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH.

Section 11.02 Provision in respect of Debt Financing Sources. Notwithstanding anything herein to the contrary, each of the Sellers agrees (i) that it will not, and it will not permit any of its Affiliates to, bring or support anyone else in bringing any action, cause of action, claim, cross-claim or Third Party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby in any forum other than any New York State court or federal court sitting in the City of New York in the Borough of Manhattan (and any appellate courts thereof) and (ii) TO WAIVE AND HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING AGAINST ANY DEBT FINANCING SOURCE.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Amendments and Modifications. This Agreement may be amended, modified or supplemented only by written agreement of the Parties hereto.

Section 12.02 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 12.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by a nationally recognized overnight courier, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

If to the Buyer:

The Williams Companies, Inc.

One Williams Center

Tulsa, OK 74171-0172

Attention: Senior Vice President and Chief Financial Officer

Facsimile: (918) 573-4900

with a copy to:

The Williams Companies, Inc.

One Williams Center

Tulsa, OK 74171-0172

Attention: General Counsel

Facsimile: (918) 573-5942

and

Gibson, Dunn & Crutcher LLP

1801 California Street

Suite 4200

Denver, CO 80202

Attention: Steven Talley

Facsimile: (303) 298-5907

If to any Seller:

Global Infrastructure Management, LLC

12 East 49th Street

New York, NY 10017

Attention: William Brilliant

Facsimile: (646) 282-1580

and

Global Infrastructure Management LLP

The Peak

5 Wilton Road

London

United Kingdom

Attention: Joseph Blum

Facsimile: +44 207 798 0530

with a copy to:

Latham & Watkins LLP

885 3rd Avenue

New York, NY 10022

Attention: Edward Sonnenschein

                 Eli Hunt

Facsimile: (212) 751-4864

Section 12.04 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. The Sellers may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyer. The Buyer may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Sellers except that (a) each Party may freely assign this Agreement or any of its rights or obligations hereunder, in whole or from time to time in part, without such consent, to any Affiliate of such Party that remains an Affiliate at all times following such assignment or in the case of the Sellers, any control person, partner, equity holder, member, stockholder or co-investor of any Seller or its Affiliates and (b) the Buyer may freely assign this Agreement or any of its rights or obligations hereunder, in whole or from time to time in part to any Person that acquires the Subject Interests (other than pursuant to a registration statement under the Securities Act or a sale to the general public in reliance on an exception therefrom); provided, that no such assignment will in any way affect the assigning Party’s obligations or liabilities under this Agreement.

Section 12.05 Expenses. Except as otherwise set forth in this Agreement, each Party shall pay its own costs and expenses (including legal, accounting, financial advisory and consulting fees and expenses) incurred by such Party in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 12.06 Specific Performance. The Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to the Buyer and the Sellers and the Buyer and the Sellers will not have an adequate remedy at Law. Therefore, the obligations of the Buyer and the Sellers under this Agreement, including the Sellers’ obligation to sell the Subject Interests to the Buyer and the Buyer’s obligation to purchase the Subject Interests from the Sellers, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

Section 12.07 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), together with each of the other Transaction Documents, constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede any and all prior or contemporaneous discussions, agreements and understandings, whether written or oral, including for the avoidance of doubt (i) that certain non-binding letter of intent dated November 16, 2012 and the Letter Agreement (and any iterations thereof) and (ii) that certain letter agreement dated July 27, 2012 that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

Section 12.08 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any applicable Governmental Authority, (a) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, (b) such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Authority, (c) to the extent any such provision is deemed to be invalid, illegal or unenforceable, each of the Sellers and the Buyer agrees that it shall use its best efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and (d) to the extent that the Governmental Authority does not modify such provision, each of the Sellers and the Buyer agrees that they shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

Section 12.09 Disclosure Schedules. The inclusion of any information (including dollar amounts) in any section of any schedule required by this Agreement (the “Disclosure Schedules”) shall not be deemed to be an admission or acknowledgment by the disclosing party or any other Party that such information is required to be listed on such section of the relevant Disclosure Schedule or is material to or outside the ordinary course of the business of the applicable Person to which such disclosure relates. Each disclosure item set forth in the Disclosure Schedules shall relate only to the specific Section of the Agreement that corresponds to the number of such Schedule and to any other Section of this Agreement to which it is reasonably apparent on the face of such disclosure that such disclosure relates. The information contained in this Agreement, the Exhibits hereto and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any Third Party of any matter whatsoever (including any violation of a legal requirement or breach of contract).

Section 12.10 Third Party Beneficiaries. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the Parties, including any creditor of any Party or any of their Affiliates, except that (i) this Agreement shall inure to the benefit of the Non-Recourse Parties as necessary to enforce their rights in accordance with Section 8.08(b) and (ii) Section 11.02 and this Section 12.10 (solely as it relates to Section 11.02) shall inure to the benefit of the Debt Financing Sources. Except for the Non-Recourse Parties and the Debt Financing Sources, in each case as provided in the immediately preceding sentence, no Person other than the Parties shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any Liability (or otherwise) against any other Party hereto.

Section 12.11 Facsimiles; Electronic Transmission; Counterparts. This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) by any Party and such execution shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

Section 12.12 Time of Essence. Time is of the essence in the performance of this Agreement.

Section 12.13 Sealed Instrument. The Parties acknowledge and agree that, solely with respect to the Fundamental Representations, it is their intent that this Agreement be, and that it will be treated and construed as, a sealed instrument under Delaware law, including the statute of limitations applicable to sealed instruments. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Transaction Document, the Parties acknowledge and agree that it is not their intent that this Agreement alter, extend or otherwise modify, or be treated or construed as altering, extending or otherwise modifying, any survival period under this Agreement or the other Transaction Documents or any statute of limitations under applicable Law (including Delaware law), except to the extent provided in the immediately preceding sentence with respect to the Fundamental Representations. No Party shall, and each Party shall cause its Affiliates not to, take a position that is inconsistent with this Section 12.13, whether before any Governmental Authority or otherwise.

Section 12.14 CMO Purchase Agreement. The Buyer agrees that, the Sellers are not (a) making any representations or warranties or agreeing to any covenants with respect to the CMO Purchase Agreement or the entities to be acquired thereunder or the ACMP Subscription Agreement, including the assets, Liabilities, Contracts or other matters relating thereto or (b) required to update the Disclosure Schedules to include the assets or equity purchased as part of the CMO Purchase Agreement or the ACMP Subscription Agreement, including the assets, Liabilities, Contracts or other matters relating thereto.

Section 12.15 Right to Rely. Following the Closing, any rights to indemnification, payment, reimbursement or other remedy based on representations, warranties, covenants or agreements in this Agreement or in any certificate delivered pursuant hereto shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) before the Closing. The waiver of any condition based on the accuracy of any representation or warranty, or in the performance of or compliance with, any such covenant or agreement, shall not affect the right to indemnification, payment, reimbursement, or any other remedy based on such representations, warranties, covenants or agreements.

* * * * *

IN WITNESS WHEREOF, the Parties execute and deliver this Agreement under seal, effective as of the date first above written.

THE BUYER:

THE WILLIAMS COMPANIES, INC., executed under seal

By:	/s/ Donald R. Chappel
Name:	Donald R. Chappel
Title:	Senior Vice President, Chief Financial Officer

SIGNATURE PAGE – FUND I PURCHASE AGREEMENT

THE SELLERS:

GIP-A HOLDING (CHK), L.P., executed under seal

By: GIP-A Holding (CHK) GP, L.L.C., its general partner

By:	/s/ Jonathan Bram
Name:	Jonathan Bram
Title:	Secretary

GIP-B HOLDING (CHK), L.P., executed under seal

By: GIP-B Holding (CHK) GP, L.L.C., its general partner

By:	/s/ Jonathan Bram
Name:	Jonathan Bram
Title:	Secretary

GIP-C HOLDING (CHK), L.P., executed under seal

By: GIP-C Holding (CHK) GP, L.L.C., its general partner

By:	/s/ Jonathan Bram
Name:	Jonathan Bram
Title:	Secretary

SIGNATURE PAGE – FUND I PURCHASE AGREEMENT

EXHIBIT A

Section 1.01 Definitions. As used in this Agreement, and unless the context otherwise requires, the following terms have the meanings specified or referred to in this Section 1.01:

“ACMP Equity Issuance” shall have the meaning specified in the recitals.

“ACMP Subscription Agreement” shall have the meaning specified in the recitals.

“Acquired Companies” means AMV, the General Partner, the Partnership and each of the Subsidiaries of the Partnership as of the Closing Date, excluding Chesapeake Midstream Operating, L.L.C. and its Subsidiaries (each, an “Acquired Company”).

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise. For purposes of this Agreement and the other Transaction Documents, except where otherwise noted, the Acquired Companies shall not be considered Affiliates of any Seller or, prior to the Closing, the Buyer and none of Global Infrastructure GP II, L.P., Global Infrastructure Investors II, LLC or any Person controlled by either of them shall be considered an Affiliate of any Seller or any of its Affiliates.

“Agreement” shall have the meaning specified in the preamble.

“AMV” shall have the meaning specified in the recitals.

“AMV LLC Agreement” shall have the meaning specified in Section 7.04(h).

“AMV Unit Distributions” shall have the meaning specified in Section 2.02.

“AMV Units” means Units as defined in the AMV LLC Agreement.

“Assets” means assets, properties, privileges and interests of whatever kind or nature, real, personal or mixed, tangible or intangible, and wherever located, that are owned, leased or licensed by the Acquired Companies.

“Audited Financial Statements” shall have the meaning specified in Section 4.05(a).

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York.

“Buyer” shall have the meaning specified in the preamble.

“Buyer Confidential Information” means any and all data, information, ideas, concepts and knowledge, including reports, documents, correspondence, maps, interpretations, records, logs and technical, business or land data or information, and whether geological, geophysical, economic, financial, land, business or management in nature, whether electronic, written or oral; provided, however, that, notwithstanding the foregoing, the following will not constitute Buyer Confidential Information: (i) information which is or becomes generally available to the public other than as a result of an unauthorized disclosure by a Seller or any of its Affiliates or Representatives; (ii) information which was already known to a Seller prior to such information being furnished to such Seller, other than any information relating to an Acquired Company, which information was acquired by a Seller prior to the Closing Date; and (iii) information which becomes available to a Seller from a source that, to the Knowledge of such Seller, was not subject to any prohibition against transmitting the information to a Seller and was not bound by a confidentiality agreement to the Buyer or Acquired Company, including information which is acquired independently from a Third Party that has the right to disseminate such information at the time it is acquired by a Seller; provided that this clause shall not apply (x) to information acquired from the Buyer or Acquired Company prior to the Closing Date; or (y) to information developed by a Seller independently of Buyer Confidential Information provided to such Seller by or on behalf of the Buyer or an Acquired Company.

“Buyer Indemnified Parties” shall have the meaning specified in Section 8.02(a).

“Buyer Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions or occurrences, would or would be reasonably likely to materially impair the ability of the Buyer or its Affiliates to perform any of its obligations or to consummate any of the transactions under the Transaction Documents or otherwise materially threaten or materially impede the Buyer’s or its Affiliates’ consummation or performance of the transactions or obligations under the Transaction Documents.

“Claim” shall have the meaning specified in Section 8.03(a).

“Claim Deductible” shall have the meaning specified in Section 8.04(a).

“Claim Notice” shall have the meaning specified in Section 8.03(a).

“Closing” shall have the meaning specified in Section 2.03.

“Closing Date” shall have the meaning specified in Section 2.03.

“CMO Disposition” shall have the meaning specified in the recitals.

“CMO Purchase Agreement” shall have the meaning specified in the recitals.

“CMO Purchase Partnership Agreement Amendment” means the Amendment No. 2 to the Partnership Agreement entered into in connection with the ACMP Equity Issuance.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means Common Units as defined in the Partnership Agreement.

“Company Material Adverse Effect” means any event, change, fact, development, circumstance, condition, matter or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions, matters or occurrences, is or would be reasonably likely to be materially adverse to, or has had or would be reasonably likely to have a material adverse effect on or change in, on or to the business, condition (financial or otherwise) or operations of the Acquired Companies, taken as a whole (including, their respective assets, properties or businesses, taken as a whole); provided, however, that, none of the following events, changes, facts, developments, circumstances, conditions, matters or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Company Material Adverse Effect has occurred: (i) the announcement (in accordance with the terms of this Agreement) of this Agreement and the transactions contemplated hereby, including any disruption of customer or supplier relationships or loss of any employees or independent contractors of any Acquired Company; (ii) the natural gas transportation industry generally; (iii) changes in GAAP or interpretations thereof; (iv) the economy or securities markets of the United States generally; or (v) the announcement, performance or consummation of the CMO Disposition or the ACMP Equity Issuance or any of the transactions contemplated by the CMO Purchase Agreement or ACMP Subscription Agreement; except, in the case of clauses (ii) through (iv), to the extent disproportionately affecting the Acquired Companies as compared with other Persons in the natural gas transportation industry and then only such disproportionate impact shall be considered.

“Competing Transaction” shall have the meaning specified in Section 6.07.

“Confidential Information” means the Buyer Confidential Information and the Seller Confidential Information.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract, or other arrangement, understanding, undertaking, commitment, or obligation, whether written or oral.

“Courts” shall have the meaning specified in Section 11.01.

“Current AMV Agreement” shall have the meaning set forth in Section 4.03(g).

“Current GP Agreement” shall have the meaning set forth in Section 4.04(b).

“Current Partnership Agreement” shall have the meaning set forth in the definition of “Partnership Agreement”.

“Debt Financing” means any debt financing (including, without limitation, lines of credit, bridge facilities, term loan facilities, revolving credit facilities or short-term liquidity facilities) entered into by Buyer in connection with the Closing and the transactions contemplated by this Agreement.

“Debt Financing Sources” means, collectively, the agents, lead arrangers, bookrunners, lenders and other entities that have committed to provide and/or arrange or otherwise entered into agreements in connection with any Debt Financing.

“De Minimis Claim” shall have the meaning specified in Section 8.04(a).

“Disclosure Schedules” shall have the meaning specified in Section 12.09.

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Encumbrances” any mortgage, deed of trust, encumbrance, charge, claim, equitable or other interest, easement, right of way, building or use restriction, lien, option, pledge, security interest, purchase rights, preemptive right, right of first refusal or similar right or adverse claim or restriction of any kind.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Financial Statements” shall have the meaning specified in Section 4.05(a).

“Fundamental Representations” shall have the meaning specified in Section 8.01.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“General Partner” means the General Partner of the Partnership as defined in the Partnership Agreement.

“General Partner LLC Agreement” shall have the meaning specified in Section 7.04(i).

“GIP II Hawk Holdings” shall have the meaning specified in the recitals.

“GIP-A” shall have the meaning specified in the preamble.

“GIP-B” shall have the meaning specified in the preamble.

“GIP-C” shall have the meaning specified in the preamble.

“GIP Eagle” shall have the meaning specified in Section 4.03(d).

“Governmental Authority” means any (a) federal, state, local, or municipal government, or any subsidiary body thereof or (b) governmental or quasi-governmental authority of any nature, including, (i) any governmental agency, branch, department, official, or entity, (ii) any court, judicial authority, or other tribunal, and (iii) any arbitration body or tribunal.

“GP Interest” shall have the meaning specified in Section 4.03(b).

“Incentive Distribution Rights” has the meaning specified in the Partnership Agreement.

“Indemnified Party” means any of the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable.

“Indemnifying Party” shall have the meaning specified in Section 8.03(a).

“Knowledge” means the actual knowledge after due and reasonable inquiry of, in the case of the Sellers, the individuals listed in Schedule 2.01 and, in the case of the Buyer, the individuals listed in Schedule 2.02.

“Law” means any applicable domestic or foreign federal, state, local, municipal, or other administrative order, constitution, law, Order, policy, ordinance, rule, code, principle of common law, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Letter Agreement” means the letter agreement, dated July 27, 2012, by and among The Williams Companies, Inc. and Global Infrastructure Management, LLC.

“Liability” means, collectively, any indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.

“Loss” shall have the meaning specified in Section 8.02(a).

“Non-Recourse Persons” shall have the meaning specified in Section 8.08(b).

“Notional General Partner Units” has the meaning specified in the Partnership Agreement.

“OLLC” means Access MLP Operating, L.L.C., a Delaware limited liability company.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made or rendered by any Governmental Authority.

“Organizational Document” means (i) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (ii) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each as amended, (iii) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended and (iv) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.

“Partnership” shall have the meaning specified in the recitals.

“Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of Access Midstream Partners, L.P. dated as of August 3, 2010, as amended by the Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of Access Midstream Partners, L.P. dated as of July 24, 2012 (the “Current Partnership Agreement”), as further amended by the CMO Purchase Partnership Agreement Amendment, dated as of the Closing Date.

“Partnership SEC Documents” means all registration statements, annual and quarterly reports, current reports, definitive proxy statements, and other forms, reports, schedules, statements and other documents, as amended, filed or furnished by the Partnership with the Commission.

“Party” means, as applicable, the Buyer and the Sellers.

“Person” means any individual, partnership, limited partnership, limited liability company, corporation, joint venture, trust, cooperative, association, foreign trust, unincorporated organization, foreign business organization or Governmental Authority or any department or agency thereof, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“Proceedings” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Public Equity Offering” means the issuance and sale of Common Units or such other equity interests in an underwritten public offering, effected by the Partnership after the date hereof and prior to or on the Closing Date in connection with the funding of the CMO Disposition.

“Purchase Price” shall have the meaning specified in Section 2.01(a).

“Registration Rights Agreement” means the Registration Rights Agreement, dated August 3, 2010, by and among the Partnership, the Sellers and GIP Eagle, as amended.

“Remedies Exception” means the extent to which enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Representatives” means all directors, officers, managers, trustees, employees, consultants, advisors (including attorneys), or other representatives of a Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Seller” and “Sellers” shall have the meaning specified in the preamble.

“Seller AMV Units” shall have the meaning specified in the recitals.

“Seller Confidential Information” means any and all data, information, ideas, concepts and knowledge, including reports, documents, correspondence, maps, interpretations, records, logs and technical, business or land data or information, and whether geological, geophysical, economic, financial, land, business or management in nature, whether electronic, written or oral; provided, however, that, notwithstanding the foregoing, the following will not constitute Seller Confidential Information: (i) information which is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Buyer or any of its Affiliates or Representatives; (ii) information which was already known to the Buyer prior to such information being furnished to the Buyer; and (iii) information which becomes available to the Buyer from a source other than a Seller if, to the knowledge of the Buyer, such source was not subject to any prohibition against transmitting the information to the Buyer and was not bound by a confidentiality agreement to a Seller, including information which is acquired independently from a Third Party that has the right to disseminate such information at the time it is acquired by the Buyer; or (iv) is developed by the Buyer independently of Seller Confidential Information provided to the Buyer by or on behalf of the Seller.

“Seller Guarantee” means the guarantee of the obligations of the Sellers under this Agreement, dated as of the Closing Date, substantially in the form agreed to by the Parties.

“Seller Indemnified Parties” shall have the meaning specified in Section 8.02(b).

“Seller Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions or occurrences, would or would be reasonably likely to materially impair the ability of any Seller or its Affiliates to perform any of its obligations or to consummate any of the transactions under the Transaction Documents or otherwise materially threaten or materially impede the Sellers’ or their Affiliates’ consummation or performance of the transactions or obligations under the Transaction Documents.

“Seller Subordinated Units” shall have the meaning specified in the recitals.

“Subject Interests” shall have the meaning specified in the recitals.

“Subordinated Unit Distributions” shall have the meaning specified in Section 2.02.

“Subordinated Units” means Subordinated Units as defined in the Partnership Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity, whether incorporated or unincorporated, of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (b) a general partner interest is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof or (c) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses.

“Survival Period” shall have the meaning specified in Section 8.01.

“Tax” means (a) all taxes, charges, fees, levies, or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, or other tax of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts, imposed by any Tax Authority and (b) any Liability for the payment of any amounts of any of the foregoing as a result of being a member of an affiliated, consolidated, combined, or unitary group or being a party to any agreement or arrangement whereby Liability for payment of such amounts was determined or taken into account with reference to the Liability of any other Person.

“Tax Authority” means a Governmental Authority or political subdivision thereof responsible for the imposition, administration, assessment, or collection of any Tax (domestic or foreign) and the agency (if any) charged with the collection or administration of such Tax for such entity or subdivision.

“Tax Returns” means any return, declaration, report, claim for refund, estimate, information, rendition, statement or other document pertaining to any Taxes required to be filed with a Governmental Authority, and including any attachments or supplements or amendments thereto.

“Third Party” means any Person other than (i) a Party, (ii) an Affiliate of a Party or (iii) an Acquired Company.

“Third Party Claim” shall have the meaning specified in Section 8.03(b).

“Transaction Documents” means, collectively, this Agreement, the AMV LLC Agreement and the General Partner LLC Agreement, the Seller Guarantee and any and all other agreements or instruments provided for in this Agreement to be executed and delivered by the Parties in connection with the transactions contemplated hereby; provided, however, for the avoidance of doubt, the Transaction Documents shall not include the CMO Purchase Agreement, the ACMP Subscription Agreement or the agreements or instruments provided for therein to be executed and delivered by the parties thereto in connection with the transactions contemplated thereby (other than this Agreement and the other Transaction Documents defined herein giving effect to this proviso).

“Transfer Taxes” shall have the meaning specified in Section 9.01.

“Tribunal” shall have the meaning specified in Section 6.06(c).

“Unaudited Financial Statements” shall have the meaning specified in Section 4.05(a).

Section 1.02 Rules of Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives mean “including without limitation” and is a term of illustration and not of limitation;

(d) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms shall have corresponding meanings;

(e) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(f) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g) all references to prices, values or monetary amounts refer to United States dollars;

(h) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(i) the Transaction Documents have been jointly prepared by the parties thereto, and no Transaction Document shall be construed against any Person as the principal draftsperson hereof or thereof, and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(j) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise expressly stated herein;

(l) the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

(m) unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis;

(n) all references to days shall mean calendar days unless otherwise provided;

(o) all references to time shall mean New York City time;

(p) references to any Person shall include such Person’s successors and permitted assigns;

(q) any references to a Person that will be party to a Transaction Document includes any Person that is contemplated hereunder to be party to a Transaction Document; and

(r) all references in Article III, Article IV and Article V to any Law or Contract shall mean such Law or Contract, as in effect on the such representation was made.

SCHEDULE 1.01 – Seller Subject Interests / Purchase Price Allocation

		Subject Interests				AMV Units Purchase Price
	Subordinated Units	Subordinated Units (% Ownership)	Subordinated Units Purchase Price	AMV Units	AMV Units (% Ownership)		Total Purchase Price
GIP-A	12,455,939	36.064%	$424,975,443.63	180.321912	36.064%	$232,536,673.01	$657,512,116.64
GIP-B	4,400,496	12.741%	$150,137,469.90	63.705035	12.741%	$82,151,729.63	$232,289,199.53
GIP-C	17,681,626	51.195%	$603,267,013.09	255.973053	51.195%	$330,093,670.74	$933,360,683.83

Total:	34,538,061	100%	$1,178,379,926.62	500	100%	$644,782,073.38	$1,823,162,000

SCHEDULE 2.01 – Knowledge of Sellers

William Brilliant

Matthew Harris

SCHEDULE 2.02 – Knowledge of Buyer

Donald R. Chappel